Exhibit 10.1
Execution Copy
EMPLOYMENT AGREEMENT
          This Employment Agreement (this “Agreement”) is made as of May 5, 2008, by and between First Solar, Inc., a Delaware corporation having its principal office at 4050 East Cotton Center Boulevard, Building 6, Suite 68, Phoenix, Arizona 85040 (hereinafter “Employer”) and John Carrington (hereinafter “Employee”).
WITNESSETH:
          WHEREAS, Employer and Employee wish to enter into an agreement relating to the employment of Employee by Employer.
          NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants, terms and conditions set forth herein, and intending to be legally bound hereby, Employer and Employee hereby agree as follows:
ARTICLE I. Employment
1.1 Term; At-Will Nature of Employment. The term of this Agreement (the “Term”) shall commence as of May 5, 2008 (the “Start Date”). As of such date, Employer shall employ Employee as a full-time, at-will employee, and Employee shall accept employment with Employer as a full-time, at-will employee. Employer or Employee may terminate this Agreement at any time and for any reason, with or without cause and with or without notice, subject to the provisions of this Agreement.
1.2 Position and Duties of Employee. Employer hereby employs Employee in the initial capacity of Executive Vice President, Global Marketing and Business Development for First Solar and Employee hereby accepts such position. Employee agrees to diligently and faithfully perform such duties as may from time to time be assigned to Employee by Employer’s Chief Executive Officer or Employer’s Board of Directors (the “Board”), consistent with Employee’s position with Employer. Employee recognizes the necessity for established policies and procedures pertaining to Employer’s business operations, and Employer’s right to change, revoke or supplement such policies and procedures at any time, in Employer’s sole discretion. Employee agrees to comply with such policies and procedures, including those contained in any manuals or handbooks, as may be amended from time to time in the sole discretion of Employer.
1.3 No Salary or Benefits Continuation Beyond Termination. Except as may be required by applicable law or as otherwise specified in this Agreement or the Change in Control Severance Agreement between Employer and Employee dated as of the date hereof (the “Change in Control Agreement”), Employer shall not be liable to Employee for any salary or benefits continuation beyond the date of Employee’s cessation of employment with Employer. The rights and obligations set forth in Section 1.5 and Articles IV and V of this Agreement shall survive termination of Employee’s employment and termination of this Agreement.

1.4 Termination of Employment. Employee’s employment with Employer shall terminate upon the earliest of: (a) Employee’s death; (b) unless waived by Employer, Employee’s disability, either physical or mental (as determined by a qualified physician mutually agreeable to Employer and Employee) which renders Employee unable, for a period of at least six (6) months, effectively to perform the obligations, duties and responsibilities of Employee’s employment with Employer; (c) the termination of Employee’s employment by Employer for cause (as hereinafter defined); (d) Employee’s resignation; and (e) the termination of Employee’s employment by Employer without cause. As used herein, “cause” shall mean Employer’s good faith determination of: (i) Employee’s dishonest, fraudulent or illegal conduct relating to the business of Employer; (ii) Employee’s willful breach or habitual neglect of Employee’s duties or obligations in connection with Employee’s employment; (iii) Employee’s misappropriation of Employer funds; (iv) Employee’s conviction of a felony or any other criminal offense involving fraud or dishonesty, whether or not relating to the business of Employer or Employee’s employment with Employer; (v) Employee’s excessive use of alcohol; (vi) Employee’s unlawful use of controlled substances or other addictive behavior; (vii) Employee’s unethical business conduct; (viii) Employee’s breach of any statutory or common law duty of loyalty to Employer; or (ix) Employee’s material breach of this Agreement, the Non-Competition and Non-Solicitation Agreement between Employer and Employee (the “Non-Competition Agreement”), the Confidentiality and Intellectual Property Agreement between Employer and Employee (the “Confidentiality Agreement”) or the Change in Control Agreement. Upon termination of Employee’s employment with Employer for any reason, Employee will promptly return to Employer all materials in any form acquired by Employee as a result of such employment with Employer, and all property of Employer.
1.5 Severance Payments and Vacation Pay.
          (a) Vacation Pay in the Event of a Termination of Employment. In the event of the termination of Employee’s employment with Employer for any reason, Employee shall be entitled to receive, in addition to the severance payments described in Section 1.5(b) below, if any, the dollar value of any earned but unused (and unforfeited) vacation. Such dollar value shall be paid to Employee within fifteen (15) days following the date of termination of employment.
          (b) Severance Payments in the Case of a Termination Without Cause Pursuant to Section 1.4(e). If Employee’s employment is terminated by Employer pursuant to Section 1.4(e) (termination without cause), then, subject to the Change in Control Agreement, Employee shall be entitled to severance pay equal to one (1) times the Base Salary (as hereinafter defined) in effect as of the date of termination of employment payable in accordance with Employer’s regular payroll practices commencing on the first payroll date on or following the 61st day following the date of termination. Severance payments shall be reduced by any compensation that Employee earns during the twelve (12) months following such termination of employment. Employee agrees to notify Employer of the amounts of such compensation earned. Severance payments shall be subject to any applicable tax withholding requirements. Notwithstanding anything to the contrary herein, no severance payments shall be due or made to Employee hereunder unless, on or prior to the sixtieth (60th) day following the date of termination of employment, (i) Employee shall have executed and delivered a general release in favor of
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Employer and its affiliates, which shall be substantially in the form of the Separation Agreement and Release attached hereto as Exhibit A and otherwise satisfactory to Employer and (ii) such general release has become effective and irrevocable (the date such release is effective and irrevocable, the “Release Effective Date”).
          (c) Medical Insurance. If Employee’s employment is terminated by Employer pursuant to Section 1.4(e) (termination without cause), Employer will provide or pay for Employee’s medical insurance benefits at the same or a comparable level as provided by Employer during Employee’s employment, for a period beginning on the date of termination and ending on the earlier of (i) the date that is twelve (12) months following such termination and (ii) the date that Employee is covered under a medical benefits plan of a subsequent employer. Except as permitted by Section 409A (as defined below), the continued benefits provided to Employee pursuant to this Section 1.5(c) during any calendar year will not affect the continued benefits to be provided to Employee pursuant to this Section 1.5(c) in any other calendar year.
          (d) Vesting. In the event of (i) the termination of Employee’s employment with Employer due to death under Section 1.4(a), (ii) the termination of Employee’s employment with Employer due to disability under Section 1.4(b) or (iii) the termination of Employee’s employment by Employer without cause under Section 1.4(e), Employee shall immediately receive an additional twelve (12) months of vesting credit with respect to Employee’s stock options, stock appreciation rights, restricted stock and any other equity or equity-based compensation. The shares underlying any restricted stock units that become vested pursuant to this Section 1.5(d) shall be payable on the date of Employee’s termination of employment. Any of Employee’s stock options and stock appreciation rights that become vested pursuant to this Section 1.5(d) shall be exercisable immediately upon vesting, and any such stock options and stock appreciation rights and any of Employee’s stock options and stock appreciation rights that are otherwise vested and exercisable as of Employee’s termination of employment shall remain exercisable for 12 months following Employee’s termination of employment, provided that, if during such period Employee is under any trading restriction due to a lockup agreement or closed trading window, such period shall be tolled during the period of such trading restriction. In the event the terms of this Agreement are contrary to or conflict with the terms of any document or agreement addressing Employee’s stock options, restricted stock, restricted stock units or any other equity compensation, the terms of this Agreement shall govern and control; provided that, notwithstanding anything to the contrary herein, in no event shall any stock option or stock appreciation right continue to be exercisable after the original expiration date of such stock option or stock appreciation right.
ARTICLE II. Compensation
2.1 Sign on Bonus. Subject to applicable tax withholding requirements, Employee shall receive a One Hundred Fifty Thousand and 00/100 Dollar ($150,000) sign on bonus payable on the first payroll date of the Term.
2.2 Base Salary. Employee shall be compensated at an annual base salary of Four Hundred Thousand and 00/100 Dollars ($400,000) (the “Base Salary”) while Employee is employed by Employer under this Agreement, subject to such annual increases that Employer
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may, in its sole discretion, determine to be appropriate. Such Base Salary shall be paid in accordance with Employer’s standard policies and shall be subject to applicable tax withholding requirements.
2.3 Annual Bonus Eligibility. Employee shall be eligible to receive an annual bonus of up to eighty percent (80%) of Employee’s Base Salary based upon individual and company performance, as determined by Employer in its sole discretion. The specific bonus eligibility and the standards for earning a bonus will be developed by Employer and communicated to Employee as soon as practicable after the beginning of each year.
2.4 Benefits; Vacation. Employee shall be eligible to receive all benefits as are available to similarly situated employees of Employer generally, and any other benefits that Employer may, in its sole discretion, elect to grant to Employee from time to time. In addition, Employee shall be entitled to four (4) weeks paid vacation per year, which shall be accrued in accordance with Employer’s policies applicable to similarly situated employees of Employer.
2.5 Reimbursement of Business Expenses. Employee may incur reasonable expenses in the course of employment hereunder for which Employee shall be eligible for reimbursement or advances in accordance with Employer’s standard policy therefor.
2.6 Grant of Equity.
          (a) Eligibility. Employee will be eligible to participate in Employer’s equity participation programs to acquire options or equity incentive compensation units in the common stock of Employer, subject to and/or in accordance with the following: (i) the additional terms contained in Employer’s equity grant documentation; (ii) approval, if required, of Employer’s equity incentive plan by the Board and the shareholders of Employer; (iii) approval of the grants by the Board; (iv) Employee’s execution of documents requested by Employer at the time of grant; (v) Employee’s continued employment through the grant date; (vi) the terms of the 2006 Omnibus Equity Incentive Compensation Plan or the successor thereto; and (vii) the policies, procedures and practices that may be adopted from time to time by Employer in its sole discretion for granting such options or equity incentive compensation units.
          (b) Hiring Grant. Promptly following the Start Date, but subject to Board approval, Employee will receive a one time grant of seventeen thousand five hundred (17,500) restricted stock units, which shall vest, contingent on continued employment, in accordance with the terms of the restricted stock unit grant.
2.7 Location. Employee’s position will be based in Phoenix, Arizona.
ARTICLE III. Absence of Restrictions
3.1 Employee hereby represents and warrants to Employer that Employee has full power, authority and legal right to enter into this Agreement and to carry out all obligations and duties hereunder and that the execution, delivery and performance by Employee of this Agreement will not violate or conflict with, or constitute a default under, any agreements or other understandings to which Employee is a party or by which Employee may be bound or
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affected, including any order, judgment or decree of any court or governmental agency. Employee further represents and warrants to Employer that Employee is free to accept employment with Employer as contemplated herein and that Employee has no prior or other obligations or commitments of any kind to any person, firm, partnership, association, corporation, entity or business organization that would in any way hinder or interfere with Employee’s acceptance of, or the full performance of, Employee’s duties hereunder.
ARTICLE IV. Miscellaneous
4.1 Withholding. Any payments made under this Agreement shall be subject to applicable federal, state and local tax reporting and withholding requirements.
4.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the principles of conflicts of laws. Any judicial action commenced relating in any way to this Agreement including the enforcement, interpretation or performance of this Agreement, shall be commenced and maintained in a court of competent jurisdiction located in Maricopa County, Arizona. In any action to enforce this Agreement, the prevailing party shall be entitled to recover its litigation costs, including its attorneys’ fees. The parties hereby waive and relinquish any right to a jury trial and agree that any dispute shall be heard and resolved by a court and without a jury. The parties further agree that the dispute resolution, including any discovery, shall be accelerated and expedited to the extent possible. Each party’s agreements in this Section 4.2 are made in consideration of the other party’s agreements in this Section 4.2, as well as in other portions of this Agreement.
4.3 No Waiver. The failure of Employer or Employee to insist in any one or more instances upon performance of any terms, covenants and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such terms, covenants or conditions.
4.4 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, delivered by facsimile transmission or by courier or mailed, registered or certified mail, postage prepaid as follows:

If to Employer:	First Solar, Inc.
28101 Cedar Park Blvd
Perrysburg, OH 43551
Attention: Human Resources

If to Employee:	To Employee’s then current address on file with
Employer
Or at such other address or addresses as any such party may have furnished to the other party in writing in a manner provided in this Section 4.4.
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4.5 Assignability and Binding Effect. This Agreement is for personal services and is therefore not assignable. Notwithstanding the foregoing, this Agreement may be assigned by Employer to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer (the “Successor”). As used in this Agreement, (a) the term “Employer” shall mean Employer as hereinbefore defined and any Successor and any permitted assignee to which this Agreement is assigned and (b) the term “Board” shall mean the Board as hereinbefore defined and the board of directors or equivalent governing body of any Successor and any permitted assignee to which this Agreement is assigned. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, assigns, heirs, executors and legal representatives.
4.6 Entire Agreement. This Agreement, the Change in Control Agreement, the Non-Competition Agreement and the Confidentiality Agreement set forth the entire agreement between Employer and Employee regarding the terms of Employee’s employment and supersede all prior agreements between Employer and Employee covering the terms of Employee’s employment. This Agreement may not be amended or modified except in a written instrument signed by Employer and Employee identifying this Agreement and stating the intention to amend or modify it.
4.7 Severability. If it is determined by a court of competent jurisdiction that any of the restrictions or language in this Agreement are for any reason invalid or unenforceable, the parties desire and agree that the court revise any such restrictions or language, including reducing any time or geographic area, so as to render them valid and enforceable to the fullest extent allowed by law. If any restriction or language in this Agreement is for any reason invalid or unenforceable and cannot by law be revised so as to render it valid and enforceable, then the parties desire and agree that the court strike only the invalid and unenforceable language and enforce the balance of this Agreement to the fullest extent allowed by law. Employer and Employee agree that the invalidity or unenforceability of any provision of this Agreement shall not affect the remainder of this Agreement.
4.8 Construction. As used in this Agreement, words such as “herein,” “hereinafter,” “hereby” and “hereunder,” and the words of like import refer to this Agreement, unless the context requires otherwise. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
ARTICLE V. Section 409A
5.1 In General. It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder as in effect from time to time (collectively, “Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
5.2 No Alienation, Set-offs, Etc. Neither Employee nor any creditor or beneficiary of Employee shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or
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agreement of or with Employer or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Employer Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to or for the benefit of Employee under any Employer Plan may not be reduced by, or offset against, any amount owing by Employee to Employer or any of its affiliates.
5.3 Possible Six-month Delay. If, at the time of Employee’s separation from service (within the meaning of Section 409A), (a) Employee shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by Employer from time to time) and (b) Employer shall make a good faith determination that an amount payable under an Employer Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then Employer (or an affiliate thereof, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first day of the seventh month following such separation from service.
5.4 Treatment of Installments. For purposes of Section 409A, each of the installments of continued Base Salary referred to in Section 1.5(b) shall be deemed to be a separate payment as permitted under Treas. Reg. Sec. 1.409A-2(b)(2)(iii).
     IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by one of its duly authorized officers and Employee has individually executed this Agreement, each intending to be legally bound, as of the date first above written.

EMPLOYEE:

/s/ John Carrington

John Carrington

EMPLOYER:

First Solar, Inc.

By: /s/ Michael Ahearn

Name Printed:	Michael Ahearn

Title: CEO

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Exhibit A

SEPARATION AGREEMENT AND RELEASE
I. Release. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, with the intention of binding himself/herself, his/her heirs, executors, administrators and assigns, does hereby release and forever discharge First Solar, Inc., a Delaware corporation (the “Company”), and its present and former officers, directors, executives, agents, employees, affiliated companies, subsidiaries, successors, predecessors and assigns (collectively, the “Released Parties”), from any and all claims, actions, causes of action, demands, rights, damages, debts, accounts, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown (collectively, the “Claims”), which the undersigned now has, owns or holds, or has at any time heretofore had, owned or held against any Released Party, arising out of or in any way connected with the undersigned’s employment relationship with the Company, its subsidiaries, predecessors or affiliated entities, or the termination thereof, under any Federal, state or local statute, rule, or regulation, or principle of common, tort or contract law, including but not limited to, the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §§ 201 et seq., the Family and Medical Leave Act of 1993, as amended (the “FMLA”), 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., and any other equivalent or similar Federal, state, or local statute; provided, however, that nothing herein shall release the Company (a) of its obligations under that certain Employment Agreement in which the undersigned participates and pursuant to which this Separation Agreement and Release is being executed and delivered, (b) from any claims by the undersigned arising out of any director and officer indemnification or insurance obligations in favor of the undersigned and (c) from any director and officer indemnification obligations under the Company’s by-laws. The undersigned understands that, as a result of executing this Separation Agreement and Release, he/she will not have the right to assert that the Company or any other Released Party unlawfully terminated his/her employment or violated any of his/her rights in connection with his/her employment or otherwise.
The undersigned affirms that he/she has not filed or caused to be filed, and presently is not a party to, any Claim, complaint or action against any Released Party in any forum or form and that he/she knows of no facts which may lead to any Claim, complaint or action being filed against any Released Party in any forum by the undersigned or by any agency, group, or class persons. The undersigned further affirms that he/she has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he/she may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him/her from the Company and its subsidiaries, except as specifically provided in this Separation Agreement and Release. The undersigned furthermore affirms that he/she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the FMLA. If any agency or court assumes jurisdiction of any such Claim, complaint or action against any Released Party on behalf of the undersigned, the undersigned will request such agency or court to withdraw the matter.
The undersigned further declares and represents that he/she has carefully read and fully understands the terms of this Separation Agreement and Release and that he/she has been advised and had the opportunity to seek the advice and assistance of counsel with regard to this Separation Agreement and Release, that he/she may take up to and including 21 days from receipt of this Separation Agreement and Release, to consider whether to sign this Separation Agreement and Release, that he/she may revoke this Separation Agreement and Release within seven calendar days after signing it by delivering to the Company written notification of revocation, and that he/she knowingly and voluntarily, of his/her own free will, without any duress, being fully informed and after due deliberate action, accepts the terms of and signs the same as his own free act.
II. Protected Rights. The Company and the undersigned agree that nothing in this Separation Agreement and Release is intended to or shall be construed to affect, limit or otherwise interfere with any non-waivable right of the undersigned under any Federal, state or local law, including the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or to exercise any other right that cannot be waived under applicable law. The undersigned is releasing, however, his/her right to any monetary recovery or relief should the EEOC or any other agency pursue Claims on his/her behalf. Further, should the EEOC or any other agency obtain monetary relief on his/her behalf, the undersigned assigns to the Company all rights to such relief.
III. Equitable Remedies. The undersigned acknowledges that a violation by the undersigned of any of the covenants contained in this Agreement would cause irreparable damage to the Company and its subsidiaries in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, the undersigned agrees that, notwithstanding any provision of this Separation Agreement and Release to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Agreement in addition to any other legal or equitable remedies it may have.
IV. Return of Property. The undersigned shall return to the Company on or before [10 DAYS AFTER TERMINATION DATE], all property of the Company in the undersigned’s possession or subject to the undersigned’s control, including without limitation any laptop computers, keys, credit cards, cellular telephones and files. The undersigned shall not alter any of the Company’s records or computer files in any way after [TERMINATION DATE].

V. Severability. If any term or provision of this Separation Agreement and Release is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Separation Agreement and Release shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Separation Agreement and Release is not affected in any manner materially adverse to any party.
VI. GOVERNING LAW. THIS SEPARATION AGREEMENT AND RELEASE SHALL BE DEEMED TO BE MADE IN THE STATE OF DELAWARE, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.
Effective on the eighth calendar day following the date set forth below.
FIRST SOLAR, INC.

By	Sample
Name:
Title:

EMPLOYEE:

By	Sample

[NAME]
Date
Signed: sample

NON-COMPETITION AND NON-SOLICITATION AGREEMENT
     In consideration of Employee’s (as defined below) ongoing at-will employment with Employer (as defined below) or one of its subsidiary companies, the compensation and benefits provided to me including those set forth in a separate Employment Agreement, Change in Control Agreement and Confidentiality and Intellectual Property Agreement (the “Confidentiality Agreement”) and Employer’s agreement to provide Employee with access to Employer’s confidential information, intellectual property and trade secrets, access to its customers and other promises made below, Employee enters into the following non-competition and non-solicitation agreement:
     This Non-Competition and Non-Solicitation Agreement (“Agreement”) is effective by and between John Carrington (“Employee”) and First Solar, Inc. (“Employer”) as of May 5, 2008.
     Whereas, Employee desires to be employed by Employer and Employer has agreed to employ Employee in the current position of Employee with Employer, or such other position as Employer may from time to time determine;
     Whereas, because of the nature of Employee’s duties, in the performance of such duties, Employee will have access to and will necessarily utilize sensitive, secret and proprietary data and information, the value of which derives from its secrecy from Employer’s competitors, which, like Employer, sell products and services throughout the world;
     Whereas, Employee and Employer acknowledge and agree that Employee’s conduct in the manner prohibited by this Agreement during, or for the period specified in this Agreement following the termination of, Employee’s employment with Employer, would jeopardize Employer’s Confidential Information (as defined in the Confidentiality Agreement) and the goodwill Employer has developed and generated over a period of years, and would cause Employer to experience unfair competition and immediate, irreparable harm; and
     Whereas, in consideration of Employer’s hiring Employee, Employee therefore has agreed to the terms of this Agreement, the Employment Agreement and the Confidentiality Agreement, and specifically to the restrictions contained herein.
     Therefore, Employee and Employer hereby agree as follows (THE FOLLOWING ARE IMPORTANT RESTRICTIONS TO WHICH EMPLOYEE AGREES IN ORDER TO INDUCE EMPLOYER TO RETAIN EMPLOYEE AND WHICH, ONCE EMPLOYEE SIGNS THIS AGREEMENT, ARE BINDING ON EMPLOYEE. BY SIGNING THIS AGREEMENT, EMPLOYEE SIGNIFIES

THAT EMPLOYEE HAS READ THESE RESTRICTIONS CAREFULLY BEFORE SIGNING THIS AGREEMENT, UNDERSTANDS THE AGREEMENT’S TERMS, AND ASSENTS TO ABIDE BY THESE RESTRICTIONS.):
     ARTICLE VI. Nature and Period of Restriction. At all times during Employee’s employment and for a period of twelve months after the termination of employment (for any reason, including discharge or resignation) with Employer (the “Restricted Period”), Employee agrees as follows:
     6.1 Employee agrees not to engage or assist, in any way or in any capacity, anywhere in the Territory (as defined below), either directly or indirectly, (a) in the business of the development, sale, marketing, manufacture or installation that would be in direct competition with of any type of product sold, developed, marketed, manufactured or installed by Employer during Employee’s employment with Employer, including photovoltaic modules, or (b) in any other activity in direct competition or that would be in direct competition with the business of Employer as that business exists and is conducted (or with any business planned or seriously considered, of which Employee has knowledge) during Employee’s employment with Employer. In addition and in particular, Employee agrees not to sell, market, provide or distribute, or endeavor to sell, market, provide or distribute, in any way, directly or indirectly, on behalf of Employee or any other person or entity, any products or services competitive with those of Employer to any person or entity which is or was an actual or prospective customer of Employer at any time during Employee’s employment by Employer.
     6.2 “Territory” for purposes of this Agreement means North America, South America, Australia, Europe and Asia.
     6.3 Employee agrees not to solicit, recruit, hire, employ or attempt to hire or employ, or assist any other person or entity in the recruitment or hiring of any person who is (or was) an employee of Employer, and agrees not to otherwise urge, induce or seek to induce any person to terminate his or her employment with Employer.
     6.4 The parties understand and agree that the restrictions set forth in the paragraphs in this Section 1 also extend to Employee’s recommending or directing any such actual or prospective customers to any other competitive concerns, or assisting in any way any competitive concerns in soliciting or providing products or services to such customers, whether or not Employee personally provides any products or services directly to such customers. For purposes of this Agreement, a prospective customer is one that Employer solicited or with which Employer otherwise sought to engage in a business transaction during the time that Employee is or was employed by Employer.
     6.5 Employee and Employer acknowledge and agree that Employer has expended substantial amounts of time, money and effort to develop business strategies, customer relationships, employee relationships, trade secrets and goodwill and to build an effective organization and that Employer has a legitimate business interest and right in protecting those assets as well as any similar assets that Employer may develop or obtain. Employee and Employer acknowledge that Employer is entitled to protect and preserve the going concern value of Employer and its business and trade secrets to the extent permitted by law. Employee acknowledges and agrees the restrictions imposed upon Employee under this Agreement are reasonable and necessary for the protection of Employer’s legitimate interests, including Employer’s Confidential Information, intellectual property, trade secrets and goodwill. Employee and Employer acknowledge that Employer is engaged in a highly competitive business, that Employee is expected to serve a key role with Employer, that Employee will have access to Employer’s Confidential Information, that Employer’s business and customers and prospective customers are located around the world, and that Employee could compete with Employer from virtually any location in the world. Employee acknowledges and agrees that the restrictions set forth in this Agreement do not impose any substantial hardship on Employee and that Employee will reasonably be able to earn a livelihood without violating any provision of this Agreement. Employee acknowledges and agrees that, in addition to Employer’s agreement to hire him, part of the consideration for the restrictions in this Section 1 consists of Employer’s agreement to make severance payments as set forth in the separate Employment Agreement between Employer and Employee.
     6.6 Employee agrees to comply with each of the restrictive covenants contained in this Agreement in accordance with its terms, and Employee shall not, and hereby agrees to waive and release any right or claim to, challenge the reasonableness, validity or enforceability of any of the restrictive covenants contained in this Agreement.
     ARTICLE VII. Notice by Employee to Employer. Prior to engaging in any employment or business during the Restricted Period, Employee agrees to provide prior written notice (by certified mail) to Employer in accordance with Section 6, stating the description of the activities or position sought to be undertaken by Employee, and to provide such further information as Employer may reasonably request in connection therewith (including the location where the services would be performed and the present or former customers or employees of Employer anticipated to receive such products or services). Employer shall be free to object or not to object in its unfettered discretion, and the parties agree that any actions taken or not taken by Employer with respect to any other employees or former employees shall have no bearing whatsoever on Employer’s decision or on any questions regarding the enforceability of any of these restraints with respect to Employee.
     ARTICLE VIII. Notice to Subsequent Employer. Prior to accepting employment with any other person or entity during the Restricted Period, Employee shall provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered promptly to Employer in accordance with Section 6.

     ARTICLE IX. Extension of Non-Competition Period in the Event of Breach. It is agreed that the Restricted Period shall be extended by an amount of time equal to the amount of time during which Employee is in breach of any of the restrictive covenants set forth above.
     ARTICLE X. Judicial Reformation to Render Agreement Enforceable. If it is determined by a court of competent jurisdiction that any of the restrictions or language in this Agreement are for any reason invalid or unenforceable, the parties desire and agree that the court revise any such restrictions or language, including reducing any time or geographic area, so as to render them valid and enforceable to the fullest extent allowed by law. If any restriction or language in this Agreement is for any reason invalid or unenforceable and cannot by law be revised so as to render it valid and enforceable, then the parties desire and agree that the court strike only the invalid and unenforceable language and enforce the balance of this Agreement to the fullest extent allowed by law. Employer and Employee agree that the invalidity or unenforceability of any provision of this Agreement shall not affect the remainder of this Agreement.
     ARTICLE XI. Notice. All documents, notices or other communications that are required or permitted to be delivered or given under this Agreement shall be in writing and shall be deemed to be duly delivered or given when received.

If to Employer:	First Solar, Inc.
4050 East Cotton Center Boulevard
Building 6, Suite 68
Phoenix, Arizona 85040
Attention: Chief Executive Officer
Fax: (602) 414-9400

If to Employee:	To Employee’s then current address on file with Employer
     ARTICLE XII. Enforcement. Except as expressly stated herein, the covenants contained in this Agreement shall be construed as independent of any other provision or covenants of any other agreement between Employer and Employee, and the existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, or the actions of Employer with respect to enforcement of similar restrictions as to other employees, shall not constitute a defense to the enforcement by Employer of such covenants. Employee acknowledges and agrees that Employer has invested great time, effort and expense in its business and reputation, that the products and information of Employer are unique and valuable, and that the services performed by Employee are unique and extraordinary, and Employee agrees that Employer will suffer immediate, irreparable harm and shall be entitled, upon a breach or a threatened breach of this Agreement, to emergency, preliminary, and permanent injunctive relief against such activities, without having to post any bond or other security, and in addition to any other remedies available to Employer at law or equity. Any specific right or remedy set forth in this Agreement, legal, equitable or otherwise, shall not be exclusive but shall be cumulative upon all other rights and remedies allowed or by law, including the recovery of money damages. The failure of Employer to enforce any of the provisions of this Agreement, or the provisions of any agreement with any other Employee, shall not constitute a waiver or limit any of Employer’s rights.
     ARTICLE XIII. At-Will Employment; Termination. This Agreement does not alter the at-will nature of Employee’s employment by Employer, and Employee’s employment may be terminated by either party, with or without notice and with or without cause, at any time. In addition to the foregoing provisions of this Agreement, upon Employee’s termination, Employee shall cease all identification of Employee with Employer and/or the business, products or services of Employer, and the use of Employer’s name, trademarks, trade name or fictitious name. All provisions, obligations, and restrictions in this Agreement shall survive termination of Employee’s employment with Employer.
     ARTICLE XIV. Choice of Law, Choice of Forum. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws. Any judicial action commenced relating in any way to this Agreement including the enforcement, interpretation, or performance of this Agreement, shall be commenced and maintained in a court of competent jurisdiction located in Maricopa County, Arizona. In any action to enforce this Agreement, the prevailing party shall be entitled to recover its litigation costs, including its attorneys’ fees. The parties hereby waive and relinquish any right to a jury trial and agree that any dispute shall be heard and resolved by a court and without a jury. The parties further agree that the dispute resolution, including any discovery, shall be accelerated and expedited to the extent possible. Each party’s agreements in this Section 9 are made in consideration of the other party’s agreements in this Section 9, as well as in other portions of this Agreement.
     ARTICLE XV. Entire Agreement, Modification and Assignment.
     15.1 This Agreement, the Employment Agreement, the Confidentiality Agreement and the Change in Control Agreement comprise the entire agreement relating to the subject matter hereof between the parties and supersede, cancel, and annul any and all prior agreements or understandings between the parties concerning the subject matter of the Agreement.
     15.2 This Agreement may not be modified orally but may only be modified in a writing executed by both Employer and Employee.
     15.3 This Agreement shall inure to the benefit of Employer, its successors and assigns, and may be assigned by Employer. Employee’s rights and obligations under this Agreement may not be assigned by Employee.

     ARTICLE XVI. Construction. As used in this Agreement, words such as “herein,” “hereinafter,” “hereby” and “hereunder,” and the words of like import refer to this Agreement, unless the context requires otherwise. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
     IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the day and year first written above.

EMPLOYER:	EMPLOYEE:

First Solar, inc.	John Carrington

By: /s/ Michael Ahearn	/s/ John E. Carrington

Its: CEO	Printed Name: John E. Carrington

Printed Name: Michael Ahearn

Confidentiality and Intellectual Property Agreement

Employee:	John Carrington

Place of Signing:	Tempe, Arizona

Date: May 13, 2008
In consideration of my ongoing at-will employment with First Solar, Inc. or one of its subsidiary companies (collectively, the “Company”), for the compensation and benefits provided to me and for the Company’s agreement to provide me with access to experience, knowledge and Confidential Information (as defined below) in the course of such employment relating to the methods, plans and operations of the Company and its suppliers, clients and customers, I enter into the following Confidentiality and Intellectual Property Agreement (the “Agreement”) and agree as follows:
ARTICLE I. Except for any items I have identified and described in a writing given to the Company and acknowledged in writing by an officer of the Company on or before the date of this Agreement, which items are specifically excluded from the operation of the applicable provisions hereof, I do not own, nor have any interest in, any patents, patent applications, inventions, improvements, methods, discoveries, designs, trade secrets, copyrights, and/or other patentable or proprietary rights.
     ARTICLE II. I will promptly and fully disclose to the Company all developments, inventions, ideas, methods, discoveries, designs, and innovations (collectively referred to herein as “Developments”), whether patentable or not, relating wholly or in part to my work for the Company or resulting wholly or in part from my use of the Company’s materials or facilities, which I may make or conceive, whether or not during working hours, whether or not using the Company’s materials, whether or not on the Company facilities, alone or with others, at any time during my employment or within ninety (90) days after termination thereof, and I agree that all such Developments shall be the exclusive property of the Company, and that I shall have no proprietary or shop rights in connection therewith.
     ARTICLE III. I will assign, and do hereby assign, to the Company or the Company’s designee, my entire right, title and interest in and to all such Developments including all trademarks, copyrights, moral rights and mask work rights in or relating to such Developments, and any patent applications filed and patents granted thereon including those in foreign countries; and I agree, both during my employment by the Company and thereafter, to execute any patent or other papers deemed necessary or appropriate by the Company for filing with the United States or any other country covering such Developments as well as any papers that the Company may consider necessary or helpful in obtaining or maintaining such patents during the prosecution of patent applications thereon or during the conduct of any interference, litigation, or any other matter in connection therewith, and to transfer to the Company any such patents that may be issued in my name. If, for some reason, I am unable to execute such patent or other papers, I hereby irrevocably designate and appoint the Company and its designees and their duly authorized officers and agents, as the case may be, as my agent and attorney in fact to act for and in my behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing. I agree to cooperate with and assist the Company as requested by the Company to provide documentation reflecting the Company’s sole and complete ownership of the Developments. All expenses incident to the filing of such applications, the prosecution thereof and the conduct of any such interference, litigation, or other matter will be borne by the Company. This Section 3 shall survive the termination of this Agreement.
     ARTICLE IV. Subject to Section 5 below, I will not, either during my employment with the Company or at any time thereafter, use, disclose or authorize, or assist anyone else to disclose or use or make known for anyone’s benefit, any information, knowledge or data of the Company or any supplier, client, or customer of the Company in any way acquired by me during or as a result of my employment with the Company, whether before or after the date of this Agreement, (hereinafter the “Confidential Information”). Such Confidential Information shall include the following:
     4.1 Information of a business nature, including financial information and information about sales, marketing, purchasing, prices, costs, suppliers and customers;
     4.2 Information pertaining to future developments, including research and development, new product ideas and developments, strategic plans, and future marketing and merchandising plans and ideas;
     4.3 Information and material that relate to the Company’s manufacturing methods, machines, articles of manufacture, compositions, inventions, engineering services, technological developments, “know-how”, purchasing, accounting, merchandising and licensing;
     4.4 Trade secrets of the Company, including information and material with respect to the design, construction, capacity or method of operation of the Company’s equipment or products and information regarding the Company’s customers and sales or marketing efforts and strategies;
     4.5 Software in various stages of development (including source code, object code, documentation, diagrams, flow charts), designs, drawings, specifications, models, data and customer information; and

     4.6 Any information of the type described above that the Company obtained from another party and that the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company.
     ARTICLE V. It is understood and agreed that the term “Confidential Information” shall not include information that is generally available to the public, other than through any act or omission on my part in breach of this Agreement.
     ARTICLE VI. I acknowledge that: (a) such Confidential Information derives its value to the Company from the fact that it is maintained as confidential and secret and is not readily available to the general public or the Company’s competitors; (b) the Company undertakes great effort and sufficient measures to maintain the confidentiality and secrecy of such information; and (c) such Confidential Information is protected and covered by this Agreement regardless of whether or not such Confidential Information is a “trade secret” under applicable law. I further acknowledge and agree that the obligations and restrictions herein are reasonable and necessary to protect the Company’s legitimate business interests, and that this Agreement does not impose an unreasonable or undue burden on me and will not prevent me from earning a livelihood subsequent to the termination of my employment with the Company. I agree to comply with each of the restrictive covenants contained in this Agreement in accordance with its terms, and will not, and I hereby agree to waive and release any right or claim to, challenge the reasonableness, validity or enforceability of any of the restrictive covenants contained in this Agreement.
     ARTICLE VII. I will deliver to the Company promptly upon request, and, in any event, on the date of termination of my employment, all documents, copies thereof and other materials in my possession, including any notes or memoranda prepared by me, pertaining to the business of the Company, whether or not including any Confidential Information, and thereafter will promptly deliver to the Company any documents and copies thereof pertaining to the business of the Company that come into my possession.
     ARTICLE VIII. I represent that I have no agreements with or obligations to others with respect to any innovations, developments, or information that could conflict with any of the foregoing.
     ARTICLE IX. The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any of the other provisions of this Agreement. Any invalid or unenforceable provision or portion thereof shall be deemed severable to the extent of any such invalidity or unenforceability. The restrictions contained in this Agreement are reasonable for the purpose of preserving for the Company and its affiliates the proprietary rights, intangible business value and Confidential Information of the Company and its affiliates. If it is determined by a court of competent jurisdiction that any of the restrictions or language in this Agreement is for any reason invalid or unenforceable, the parties desire and agree that the court revise any such restrictions or language so as to render it valid and enforceable to the fullest extent allowed by law. If any restriction or language in this Agreement is for any reason invalid or unenforceable and cannot by law be revised so as to render it valid and enforceable, then the parties desire and agree that the court strike only the invalid and unenforceable language and enforce the balance of this Agreement to the fullest extent allowed by law.
     ARTICLE X. I agree that any breach or threatened breach by me of any of the provisions in this Agreement cannot be remedied solely by the recovery of damages. I expressly agree that upon a threatened breach or violation of any of such provisions, the Company, in addition to all other remedies, shall be entitled as a matter of right, and without posting a bond or other security, to emergency, preliminary, and permanent injunctive relief in any court of competent jurisdiction. Nothing herein, however, shall be construed as prohibiting the Company from pursuing, in concert with an injunction or otherwise, any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.
     ARTICLE XI. This Agreement is made in consideration of my continued employment by the Company. I understand that the Company is under no obligation to employ me for any duration and that my employment with the Company is terminable at the will of the Company or at my will at any time and for any reason and without notice.
     ARTICLE XII. Upon termination of my employment with the Company, I shall, if requested by the Company, reaffirm my recognition of the importance of maintaining the confidentiality of the Company’s Confidential Information and reaffirm all of my obligations set forth herein. The provisions, obligations, and restrictions in this Agreement shall survive the termination of my employment, and will be binding on me whether or not the Company requests a re-affirmation.
     ARTICLE XIII. This Agreement, my Employment Agreement with the Company (the “Employment Agreement”), the Non-Competition Agreement (as defined in the Employment Agreement) and the Change in Control Agreement (as defined in the Employment Agreement) represent the full and complete understanding between me and the Company with respect to the subject matter hereof and supersede all prior representations and understandings, whether oral or written regarding such subject matter. This Agreement may not be changed, modified, released, discharged, abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by both the Company and me. My obligations under this Agreement shall be binding upon my heirs, executors, administrators, or other legal representatives or assigns, and this Agreement shall inure to the benefit of the Company, its successors, and assigns.
     ARTICLE XIV. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. Any judicial action commenced relating in any way to this Agreement including the enforcement, interpretation, or performance of this Agreement, shall be commenced and maintained in a court of competent jurisdiction located in Maricopa County, Arizona. In any action to enforce this Agreement, the prevailing party shall be entitled to recover its litigation costs, including its attorneys’ fees. The parties hereby waive and relinquish any right to a jury trial and agree that any dispute shall be heard and resolved by a court and without a jury. The parties further agree that the dispute resolution, including any discovery, shall be accelerated and expedited to the extent possible. Each party’s agreements in this Section 14 are made in consideration of the other party’s agreements in this Section 14, as well as in other portions of this Agreement.
     ARTICLE XV. As used in this Agreement, words such as “herein,” “hereinafter,” “hereby” and “hereunder,” and the words of like import refer to this Agreement, unless the context requires otherwise. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

EMPLOYER:	EMPLOYEE:

First solar, inc.	John Carrington

By: /s/ Michael Ahearn	/s/ John E. Carrington

Its: CEO	Printed Name: John E. Carrington

Printed Name: Michael Ahearn

CHANGE IN CONTROL SEVERANCE AGREEMENT
          This CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”), dated as of May 5, 2008, between First Solar, Inc., a Delaware corporation (the “Company”), and John Carrington (the “Executive”).
RECITALS:
          WHEREAS the Executive is a skilled and dedicated employee of the Company who has important management responsibilities and talents that benefit the Company;
          WHEREAS the Board of Directors of the Company (the “Board”) considers it essential to the best interests of the Company and its stockholders to assure that the Company and its Subsidiaries (as defined below) will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below); and
          WHEREAS the Board believes that it is imperative to diminish the distraction of the Executive by virtue of the uncertainties and risks created by the circumstances surrounding a Change in Control and to ensure the Executive’s full attention to the Company and its Subsidiaries during such a period of uncertainty.
          AGREEMENT:
          NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
          ARTICLE XVI. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
          16.1 “280G Gross-Up Payment” shall have the meaning set forth in Section 5(a).
          16.2 “Accounting Firm” shall have the meaning set forth in Section 5(b).
          16.3 “Accrued Rights” shall have the meaning set forth in Section 4(a)(iv).
          16.4 “Affiliate(s)” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
          16.5 “Annual Base Salary” shall mean the greater of the Executive’s annual rate of base salary in effect (i) immediately prior to the Change in Control Date and (ii) immediately prior to the Termination Date.

          16.6 “Annual Bonus” shall mean the target annual cash bonus the Executive is eligible to earn (assuming one hundred percent (100%) fulfillment of all elements of the formula under which such bonus would have been calculated) for the year in which the Termination Date occurs.
          16.7 “Bonus Amount” means, as of the Termination Date, the greater of (i) the Annual Bonus and (ii) the average of the annual cash bonuses payable to the Executive in respect of the three (3) calendar years immediately preceding the calendar year that includes the Termination Date or, if the Executive has not been employed for three (3) full calendar years preceding the calendar year that includes the Termination Date, the average of the annual cash bonuses payable to the Executive for the number of full calendar years prior to the Termination Date that he has been employed.
          16.8 “Cause” means the occurrence of any one of the following: (i) the Executive is convicted of, or pleads guilty or nolo contendere to, (A) a misdemeanor involving moral turpitude or misappropriation of the assets of the Company or a Subsidiary or (B) any felony (or the equivalent of such a misdemeanor or felony in a jurisdiction outside of the United States); (ii) the Executive commits one or more acts or omissions constituting gross negligence, fraud or other gross misconduct that the Company reasonably and in good faith determines has a materially detrimental effect on the Company; (iii) the Executive continually and willfully fails, for at least fourteen (14) days following written notice from the Company, to perform substantially the Executive’s employment duties (other than as a result of incapacity due to physical or mental illness or after delivery by the Executive of a Notice of Termination for Good Reason); or (iv) the Executive commits a gross violation of any of the Company’s material policies (including the Company’s Code of Business Conduct and Ethics, as in effect from time to time) that the Company reasonably and in good faith determines is materially detrimental to the best interests of the Company. The termination of employment of the Executive for Cause shall not be effective unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive is guilty of the conduct described in clause (i), (ii), (iii) or (iv) above and specifying the particulars thereof in detail.
          16.9 “Change in Control” means the occurrence of any of the following:
               (a) individuals who, as of the Effective Date, were members of the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board subsequent to the Effective Date whose appointment or election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose assumption of office after the Effective Date occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is used in Section 13(d) of the Exchange Act) (each, a “Person”) other than the Board or any Specified Shareholder;
               (b) the consummation of (A) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (1) the Company or (2) any of its Subsidiaries, but in the case of this clause (2) only if Company Voting Securities (as defined below) are issued or issuable in connection with such transaction or (B) a sale or other disposition of all or substantially all the assets of the Company (each of the events referred to in clause (A) or (B) being hereinafter referred to as a “Reorganization”), unless, immediately following such Reorganization, (x) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act) of shares of the Company’s common stock or other securities eligible to vote for the election of the Board outstanding immediately prior to the consummation of such Reorganization (such securities, the “Company Voting Securities”) beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization, of the outstanding Company Voting Securities (excluding any outstanding voting securities of the Continuing Entity that such beneficial owners hold immediately following the consummation of such Reorganization as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization other than the Company or a Subsidiary), (y) no Person (excluding (i) any employee benefit plan (or related trust) sponsored or maintained by the Continuing Entity or any corporation or other entity controlled by the Continuing Entity and (ii) any Specified Shareholder) beneficially owns, directly or indirectly, twenty percent (20%) or more of the combined voting power of the then outstanding voting securities of the Continuing Entity and (z) at least a majority of the members of the board of directors or other governing body of the Continuing Entity were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization;
               (c) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, unless such liquidation or dissolution is part of a transaction or series of transactions described in Section 1(i)(ii) that does not otherwise constitute a Change in Control; or
               (d) any Person, corporation or other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than any Specified Shareholder becomes the beneficial owner, directly or indirectly, of securities of the Company representing a percentage of the combined voting power of the Company Voting Securities that is equal to or greater than the greater of (A) twenty percent (20%)

and (B) the percentage of the combined voting power of the Company Voting Securities beneficially owned directly or indirectly by all the Specified Shareholders at such time; provided, however, that for purposes of this Section 1(i)(iv) only (and not for purposes of Sections 1(i)(i) through (iii)), the following acquisitions shall not constitute a Change in Control: (1) any acquisition by the Company or any Subsidiary, (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (3) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities and (4) any acquisition pursuant to a Reorganization that does not constitute a Change in Control for purposes of Section 1(i)(ii).
          16.10 “Change in Control Date” means the date on which a Change in Control occurs.
          16.11 “COBRA” shall have the meaning set forth in Section 4(a)(iii).
          16.12 “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder as in effect from time to time.
          16.13 “Company Voting Securities” shall have the meaning set forth in Section 1(i)(ii).
          16.14 “Continuing Entity” shall have the meaning set forth in Section 1(i)(ii).
          16.15 “Disability” shall have the meaning set forth in Section 4(b)(ii).
          16.16 “Effective Date” shall have the meaning set forth in Section 2.
          16.17 “Executive Tax Year” shall have the meaning set forth in Section 4(a)(iii).
          16.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder as in effect from time to time.
          16.19 “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such tax.
          16.20 “Good Reason” means, without the Executive’s express written consent, the occurrence of any one or more of the following:
               (a) any material reduction in the authority, duties or responsibilities held by the Executive immediately prior to the Change in Control Date;

               (b) any material reduction in the annual base salary or annual incentive opportunity of the Executive as in effect immediately prior to the Change in Control Date;
               (c) any change of the Executive’s principal place of employment to a location more than fifty (50) miles from the Executive’s principal place of employment immediately prior to the Change in Control Date;
               (d) any failure of the Company to pay the Executive any compensation when due;
               (e) delivery by the Company or any Subsidiary of a written notice to the Executive of the intent to terminate the Executive’s employment for any reason, other than Cause, death or Disability, in each case in accordance with this Agreement, regardless of whether such termination is intended to become effective during or after the Protection Period; or
               (f) any failure by the Company to comply with and satisfy the requirements of Section 10(c).
          The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. A termination of employment by the Executive for Good Reason for purposes of this Agreement shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of this Agreement on which the Executive relied, provided that such notice must be delivered to the Company no later than ninety (90) days after the occurrence of the event or events constituting Good Reason and the Company must be provided with at least thirty (30) days following the delivery of such Notice of Termination for Good Reason to cure such event or events. If such event or events are cured during such period, then the Executive will not be permitted to terminate employment for Good Reason as the result of such event or events. If the Company does not cure such event or events in such period, the termination of employment by the Executive for Good Reason shall be effective on the thirtieth (30th) day following the date when the Notice of Termination for Good Reason is given, unless the Company elects to treat such termination as effective as of an earlier date; provided, however, that so long as an event that constitutes Good Reason occurs during the Protection Period and the Executive delivers the Notice of Termination for Good Reason within ninety (90) days following the occurrence of such event, the Company is provided with at least thirty (30) days following the delivery of such Notice of Termination for Good Reason to cure such event, and the Executive terminates his employment as of the thirtieth (30th) day following the date when the Notice of Termination for Good Reason is given (or as of an earlier date chosen by the Company), then for purposes of the payments, benefits and other entitlements set forth herein, the termination of the Executive’s employment pursuant thereto shall be deemed to occur during the Protection Period.

          16.21 “Incumbent Directors” shall have the meaning set forth in Section 1(i)(i).
          16.22 “Notice of Termination for Good Reason” shall have the meaning set forth in Section 1(t).
          16.23 “Payment” means any payment, benefit or distribution (or combination thereof) by the Company, any of its Affiliates or any trust established by the Company or its Affiliates, to or for the benefit of the Executive, whether paid, payable, distributed, distributable or provided pursuant to this Agreement or otherwise, including any payment, benefit or other right that constitutes a “parachute payment” within the meaning of Section 280G of the Code.
          16.24 “Person” shall have the meaning set forth in Section 1(i)(i).
          16.25 “Protection Period” means the period commencing on the Change in Control Date and ending on the second anniversary thereof.
          16.26 “Qualifying Termination” means any termination of the Executive’s employment (i) by the Company, other than for Cause, death or Disability, that is effective (or with respect to which the Executive is given written notice) during the Protection Period, (ii) by the Executive for Good Reason during the Protection Period or (iii) by the Company that is effective prior to the Change in Control Date, other than for Cause, death or Disability, at the request or direction of a third party who took action that caused, or is involved in or a party to, a Change in Control.
          16.27 “Release” shall have the meaning set forth in Section 4(a)(vi).
          16.28 “Release Effective Date” shall have the meaning set forth in Section 4(a)(i).
          16.29 “Reorganization” shall have the meaning set forth in Section 1(i)(ii).
          16.30 “Safe Harbor Amount” shall have the meaning set forth in Section 5(a).
          16.31 “Specified Shareholder” shall mean any of (i) the Estate of John T. Walton and its beneficiaries, (ii) JCL Holdings, LLC and its beneficiaries, (iii) Michael J. Ahearn and any of his immediate family, (iv) any Person directly or indirectly controlled by any of the foregoing and (v) any trust for the direct or indirect benefit of any of the foregoing.
          16.32 “Subsidiary” means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of stock.
          16.33 “Successor” shall have the meaning set forth in Section 10(c).

          16.34 “Termination Date” means the date on which the termination of the Executive’s employment, in accordance with the terms of this Agreement, is effective, provided that in the event of a Qualifying Termination described in clause (iii) of the definition thereof, the Termination Date shall be deemed to be the Change in Control Date.
          16.35 “Underpayment” shall have the meaning set forth in Section 5(b).
          ARTICLE XVII. Effectiveness and Term. This Agreement shall become effective as of the date hereof (the “Effective Date”) and shall remain in effect until the third (3rd) anniversary of the Effective Date, except that, beginning on the second anniversary of the Effective Date and on each anniversary thereafter, the term of this Agreement shall be automatically extended for an additional one-year period, unless the Company or the Executive provides the other party with sixty (60) days’ prior written notice before the applicable anniversary that the term of this Agreement shall not be so extended. Notwithstanding the foregoing, in the event of a Change in Control during the term of this Agreement (whether the original term or the term as extended), this Agreement shall not thereafter terminate, and the term hereof shall be extended, until the Company and its Subsidiaries have performed all their obligations hereunder with no future performance being possible; provided, however, that this Agreement shall only be effective with respect to the first Change in Control that occurs during the term of this Agreement.
          ARTICLE XVIII. Impact of a Change in Control on Equity Compensation Awards. Effective as of the Change in Control Date, notwithstanding any provision to the contrary, other than any such provision that expressly provides that this Section 3 of this Agreement does not apply (which provision shall be given full force and effect), in any of the Company’s equity-based, equity-related or other long-term incentive compensation plans, practices, policies and programs (including the Company’s 2003 Unit Option Plan and the Company’s 2006 Omnibus Incentive Compensation Plan) or any award agreements thereunder, (a) all outstanding stock options, stock appreciation rights and similar rights and awards then held by the Executive that are unexercisable or otherwise unvested shall automatically become fully vested and immediately exercisable, as the case may be, (b) all outstanding equity-based, equity-related and other long-term incentive awards then held by the Executive that are subject to performance-based vesting criteria shall automatically become fully vested and earned at a deemed performance level equal to the maximum performance level with respect to such awards and (c) all other outstanding equity-based, equity-related and long-term incentive awards, to the extent not covered by the foregoing clause (a) or (b), then held by the Executive that are unvested or subject to restrictions or forfeiture shall automatically become fully vested and all restrictions and forfeiture provisions related thereto shall lapse.

          ARTICLE XIX. Termination of Employment.
          19.1 Qualifying Termination. In the event of a Qualifying Termination, the Executive shall be entitled, subject to Section 4(a)(vi), to the following payments and benefits:
               (a) Severance Pay. The Company shall pay the Executive an amount equal to two (2) times the sum of (A) the Executive’s Annual Base Salary (without regard to any reduction giving rise to Good Reason) and (B) the Bonus Amount, in a lump-sum cash payment payable on the tenth (10th) business day after the Release described in Section 4(a)(vi) becomes effective and irrevocable (the “Release Effective Date”); provided, however, that such amount shall be paid in lieu of, and the Executive hereby waives the right to receive, any other cash severance payment the Executive is otherwise eligible to receive upon termination of employment under any severance plan, practice, policy or program of the Company or any Subsidiary or under any agreement between the Company and the Executive and, in the event of a Qualifying Termination described in clause (iii) of the definition thereof, the severance payment payable pursuant to this Section 4(a)(i) shall be reduced by the amount of any other such severance payments previously paid to the Executive.
               (b) Prorated Annual Bonus. The Company shall pay the Executive an amount equal to the product of (A) the Executive’s Annual Bonus and (B) a fraction, the numerator of which is the number of days in the Company’s fiscal year in which the Termination Date occurs through the Termination Date, and the denominator of which is three hundred sixty-five (365), in a lump-sum payment payable on the tenth (10th) business day after the Release Effective Date.
               (c) Continued Welfare Benefits. The Company shall, at its option, either (A) continue to provide medical, life insurance, accident insurance and disability benefits to the Executive and the Executive’s spouse and dependents at least equal to the benefits provided by the Company and its Subsidiaries generally to other active peer executives of the Company and its Subsidiaries or (B) pay for the Executive’s continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), in the case of each of clauses (A) and (B), for a period of time commencing on the Termination Date and ending on the date that is eighteen (18) months after the Termination Date; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. Any provision of benefits pursuant to this Section 4(a)(iii) in one (1) tax year of the Executive (the “Executive Tax Year”) shall not affect the amount of such benefits to be provided in any other Executive Tax Year. The right to such benefits shall not be subject to liquidation or exchange for any other benefit.
               (d) Accrued Rights. The Executive shall be entitled to (A) payments of any unpaid base salary, annual bonus or other amount earned or accrued through the Termination Date and reimbursement of any unreimbursed business expenses incurred through the Termination Date, (B) any payments explicitly set forth in any other benefit plans, practices, policies and programs in which the Executive participates and (C) any payments the Company is or becomes obligated to make pursuant to Sections 5, 7 and 12 (the rights to such payments, the “Accrued Rights”). The Accrued Rights payable pursuant to Section 4(a)(iv)(A) and Section 4(a)(iv)(B) shall be payable on their respective otherwise scheduled payment dates, provided that any amounts payable in respect of accrued but unused vacation shall be paid in a lump sum within 15 days following the Termination Date. The Accrued Rights payable pursuant to Section 4(a)(iv)(C) shall be payable at the times set forth in the applicable Section hereof.
               (e) Outplacement. The Company shall reimburse the Executive for individual outplacement services to be provided by a firm of the Executive’s choice or, at the Executive’s election, provide the Executive with the use of office space, office supplies and secretarial assistance satisfactory to the Executive. The aggregate expenditures of the Company pursuant to this paragraph shall not exceed Twenty Thousand and 00/100 Dollars ($20,000). Notwithstanding anything to the contrary in this Agreement, the outplacement benefits under this Section 4(a)(v) shall be provided to the Executive for no longer than the one-year period following the Termination Date, and the amount of any outplacement benefits or office space, office supplies and secretarial assistance provided to the Executive in any Executive Tax Year shall not affect the amount of any such outplacement benefits or office space, office supplies and secretarial assistance provided to the Executive in any other Executive Tax Year.
               (f) Release of Claims. Notwithstanding any provision of this Agreement to the contrary, unless on or prior to the tenth (10th) business day prior to March 15 of the year following the year in which the Termination Date occurs, the Executive has executed and delivered a Separation Agreement and Release (the “Release”) substantially in the form of Exhibit A hereto and such Release has become effective and irrevocable in accordance with its terms, (A) no payments shall be paid or made available to the Executive under Section 4(a)(i) or 4(a)(ii), (B) the Company shall be relieved of all obligations to provide or make available any further benefits to the Executive pursuant to Section 4(a)(iii) and 4(a)(v) and (C) the Executive shall be required to repay the Company, in cash, within five business days after written demand is made therefor by the Company, an amount equal to the value of any benefits received by the Executive pursuant to Section 4(a)(iii) and 4(a)(v) prior to such date.
          19.2 Termination on Account of Death or Disability; Non-Qualifying Termination.
               (a) The Executive’s employment shall terminate automatically upon the Executive’s death or Disability. In the event of any termination of Executive’s employment other than a Qualifying Termination, the Executive shall not be entitled to any additional payments or benefits from the Company under this Agreement, other than payments or benefits with respect to the Accrued Rights.

               (b) For purposes of this Agreement, the Executive shall be deemed to have a “Disability” in the event of the Executive’s absence for a period of 180 consecutive business days as a result of incapacity due to a physical or mental condition, illness or injury that is determined to be total and permanent by a physician mutually acceptable to the Company and the Executive or the Executive’s legal representative (such acceptance not to be unreasonably withheld) after such physician has completed an examination of the Executive. The Executive agrees to make himself available for such examination upon the reasonable request of the Company, and the Company shall be responsible for the cost of such examination.
          ARTICLE XX. Certain Additional Payments by the Company.
          20.1 Notwithstanding anything in this Agreement to the contrary and except as set forth below, in the event it shall be determined that any Payment that is paid or payable during the term of this Agreement would be subject to the Excise Tax, the Executive shall be entitled to receive an additional payment (a “280G Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including any income and employment taxes and Excise Taxes imposed upon the 280G Gross-Up Payment, the Executive retains an amount of the 280G Gross-Up Payment equal to the Excise Tax imposed upon such Payments. The Company’s obligation to make 280G Gross-Up Payments under this Section 5 shall not be conditioned upon the Executive’s termination of employment and shall survive and apply after the Executive’s termination of employment. Notwithstanding the foregoing provisions of this Section 5(a), if it shall be determined that the Executive is entitled to a 280G Gross-Up Payment, but that the Payments do not exceed one hundred ten percent (110%) of the greatest amount that could be paid to the Executive without giving rise to any Excise Tax (the “Safe Harbor Amount”), then no 280G Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Payments, in the aggregate, are reduced to the Safe Harbor Amount. If such a reduction is necessary, the Payments shall be reduced in the following order: (i) the Payments payable under Section 4(a)(i), (ii) the Payments payable under Section 4(a)(ii), (iii) any other cash Payments, (iv) the Payments payable under Section 4(a)(iii) and (v) the accelerated vesting under Section 3.
          20.2 Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5, including whether and when a 280G Gross-Up Payment is required, the amount of such 280G Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made in accordance with the terms of this Section 5 by a nationally recognized certified public accounting firm that shall be designated by the Executive (the “Accounting Firm”). The Accounting Film shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. For purposes of determining the amount of any 280G Gross-Up Payment, the Executive shall be deemed to pay Federal income tax at the highest marginal rate applicable to individuals in the calendar year in which any such 280G Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest marginal rates applicable to individuals in the state or locality of the Executive’s residence or place of employment in the calendar year in which any such 280G Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes that can be obtained from deduction of state and local taxes, taking into account limitations applicable to individuals subject to Federal income tax at the highest marginal rate. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any 280G Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to the Executive within five (5) business days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code, at the time of the initial determination by the Accounting Firm hereunder, it is possible that 280G Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 5(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to the Executive within five (5) business days of the receipt of the Accounting Firm’s determination.
          20.3 The Executive shall notify the Company in writing of any written claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a 280G Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after the Executive is informed in writing of such claim. Failure to give timely notice shall not prejudice the Executive’s right to 280G Gross-Up Payments and rights of indemnity under this Section 5. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall: (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional income taxes, interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest or penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claim on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as the Company shall determine; provided, however, that (A) if the Company pays the tax claim on behalf of the Executive and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment and (B) if such contest results in any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due, such extension must be limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the 280G Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          20.4 If, after the payment by the Company of any tax claim pursuant to Section 5(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 5(c)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the payment by the Company of any tax claim pursuant to Section 5(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of the thirty (30)-day period after such determination, then the amount the Company paid in respect of such claim shall offset, to the extent thereof, the amount of 280G Gross-Up Payment required to be paid.
          20.5 Notwithstanding anything to the contrary in this Agreement, (i) in no event shall any tax gross-up payments be made by the Company to the Executive under this Section 5 after the end of the Executive Tax Year following the Executive Tax Year in which the Executive remits the taxes for which such tax gross-up payment is required to be made under this Section 5, and (ii) no other payments will be made by the Company to the Executive under this Section 5 with respect to any audit or litigation relating to any 280G Gross-Up Payment or Excise Tax or other taxes after the Executive Tax Year following the Executive Tax Year in which the taxes that are the subject of the audit or litigation referred to in this Section 5 are remitted to the taxing authority, or where, as a result of such audit or litigation, no taxes are remitted, the end of the Executive Tax Year following the Executive Tax Year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.
          ARTICLE XXI. Section 409A.
          21.1 It is the intention of the Company and the Executive that the provisions of this Agreement comply with Section 409A of the Code, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with Section 409A of the Code.
          21.2 Neither the Executive nor any creditor or beneficiary of the Executive shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any of its Affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to or for the benefit of the Executive under any Company Plan may not be reduced by, or offset against, any amount owing by the Executive to the Company or any of its Affiliates.
          21.3 If, at the time of the Executive’s separation from service (within the meaning of Section 409A of the Code), (i) the Executive shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company (or an Affiliate thereof, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first day of the seventh month following such separation from service.
          ARTICLE XXII. No Mitigation or Offset; Enforcement of this Agreement.
          22.1 The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as otherwise expressly provided for in this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment.
          22.2 The Company shall reimburse, upon the Executive’s demand, any and all reasonable legal fees and expenses that the Executive may incur in good faith prior to the second anniversary of the expiration of the term of this Agreement as a result of any contest, dispute or proceeding (regardless of whether formal legal proceedings are ever commenced and regardless of the outcome thereof and including all stages of any contest, dispute or proceeding) by the Company, the Executive or any other Person with respect to the validity or enforceability of, or liability under, any provision of this

Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment owed pursuant to this Agreement), and shall indemnify and hold the Executive harmless, on an after-tax basis, for any tax (including Excise Tax) imposed on the Executive as a result of payment by the Company of such legal fees and expenses. Notwithstanding anything to the contrary in this Agreement, any reimbursement for any fees and expenses under this Section 7 shall be made promptly and no later than the end of the Executive Tax Year following the Executive Tax Year in which the fees or expenses are incurred. The amount of fees and expenses eligible for reimbursement under this Section 7 during any Executive Tax Year shall not affect the fees and expenses eligible for reimbursement in another Executive Tax Year. No right to reimbursement under this Section 7 shall be subject to liquidation or exchange for any other payment or benefit. Notwithstanding anything to the contrary in this Agreement, no tax gross up payments shall be made by the Company under this Section 7 after the end of the Executive Tax Year following the Executive Tax Year in which the related taxes are remitted.
          ARTICLE XXIII. Non-Exclusivity of Rights. Except as specifically provided in Section 4(a)(i), nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, practice, policy or program provided by the Company or a Subsidiary for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect any rights the Executive may have under any contract or agreement with the Company or a Subsidiary. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any incentive compensation (including any equity award agreement), deferred compensation, retirement, pension or other plan, practice, policy or program of, or any contract or agreement with, the Company or a Subsidiary shall be payable in accordance with the terms of each such plan, practice, policy, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.
          ARTICLE XXIV. Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.
          ARTICLE XXV. Assignment.
          25.1 This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void.
          25.2 Notwithstanding the foregoing Section 10(a), this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this

Agreement to the Executive’s devisee, legatee or other designee or, should there be no such designee, to the Executive’s estate.
          25.3 The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (a “Successor”) to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, (i) the term “Company” shall mean the Company as hereinbefore defined and any Successor and any permitted assignee to which this Agreement is assigned and (ii) the term “Board” shall mean the Board as hereinbefore defined and the board of directors or equivalent governing body of any Successor and any permitted assignee to which this Agreement is assigned.
          ARTICLE XXVI. Dispute Resolution.
          26.1 Except as otherwise specifically provided herein, the Executive and the Company each hereby irrevocably submit to the exclusive jurisdiction of the United States District Court of Delaware (or, if subject matter jurisdiction in that court is not available, in any state court located within the city of Wilmington, Delaware) over any dispute arising out of or relating to this Agreement. Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 11(a); provided, however, that nothing herein shall preclude the Company or the Executive from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 11 or enforcing any judgment obtained by the Company or the Executive.
          26.2 The agreement of the parties to the forum described in Section 11(a) is independent of the law that may be applied in any suit, action or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection that they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 11(a), and the parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 11(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.
          26.3 The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 18.

          26.4 Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 11(d).
          ARTICLE XXVII. Default in Payment. Any payment not made within ten (10) business days after it is due in accordance with this Agreement shall thereafter bear interest, compounded annually, at the prime rate in effect from time to time at Citibank, N.A., or any successor thereto. Such interest shall be payable at the same time as the corresponding payment is payable.
          ARTICLE XXVIII. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN THE STATE OF DELAWARE, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.
          ARTICLE XXIX. Amendment; No Waiver. No provision of this Agreement may be amended, modified, waived or discharged except by a written document signed by the Executive and a duly authorized officer of the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Subject to Section 1(t), no failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.
          ARTICLE XXX. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon any such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

          ARTICLE XXXI. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.
          ARTICLE XXXII. Survival. The rights and obligations of the parties under the provisions of this Agreement, including Sections 5, 7, 11, 12 and 13, shall survive and remain binding and enforceable, notwithstanding the expiration of the Protection Period or the term of this Agreement, the termination of the Executive’s employment with the Company for any reason or any settlement of the financial rights and obligations arising from the Executive’s employment, to the extent necessary to preserve the intended benefits of such provisions.
          ARTICLE XXXIII. Notices. All notices or other communications required or permitted by this Agreement will be made in writing and all such notices or communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	First Solar, Inc.
4050 East Cotton Center Boulevard
Building 6, Suite 68
Phoenix, Arizona 85040
Attention: Chief Executive Officer
Fax: 602-414-9400

If to the Executive:	To the Executive's then current address on file with
the Company
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
          ARTICLE XXXIV. Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.
          ARTICLE XXXV. Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          ARTICLE XXXVI. Interpretation. For purposes of this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if’.
          ARTICLE XXXVII. Time of the Essence. The parties hereto acknowledge and agree that time is of the essence in the performance of the obligations of this Agreement and that the parties shall strictly adhere to any timelines herein.
          IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

FIRST SOLAR, INC.,

By /s/ Michael J. Ahearn Name: Michael J. Ahearn
Title: Chief Executive
Officer and Chairman

EXECUTIVE:

/s/ John Carrington John Carrington

Separation Agreement and Release
I. Release. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, with the intention of binding himself/herself, his/her heirs, executors, administrators and assigns, does hereby release and forever discharge First Solar, Inc., a Delaware corporation (the “Company”), and its present and former officers, directors, executives, agents, employees, affiliated companies, subsidiaries, successors, predecessors and assigns (collectively, the “Released Parties”), from any and all claims, actions, causes of action, demands, rights, damages, debts, accounts, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown (collectively, the “Claims”), which the undersigned now has, owns or holds, or has at any time heretofore had, owned or held against any Released Party, arising out of or in any way connected with the undersigned’s employment relationship with the Company, its subsidiaries, predecessors or affiliated entities, or the termination thereof, under any Federal, state or local statute, rule, or regulation, or principle of common, tort or contract law, including but not limited to, the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §§ 201 et seq., the Family and Medical Leave Act of 1993, as amended (the “FMLA”), 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., and any other equivalent or similar Federal, state, or local statute; provided, however, that nothing herein shall release the Company (a) of its obligations under that certain Change in Control Severance Agreement in which the undersigned participates and pursuant to which this Separation Agreement and Release is being executed and delivered, (b) from any claims by the undersigned arising out of any director and officer indemnification or insurance obligations in favor of the undersigned and (c) from any director and officer indemnification obligations under the Company’s by-laws. The undersigned understands that, as a result of executing this Separation Agreement and Release, he/she will not have the right to assert that the Company or any other Released Party unlawfully terminated his/her employment or violated any of his/her rights in connection with his/her employment or otherwise.
The undersigned affirms that he/she has not filed or caused to be filed, and presently is not a party to, any Claim, complaint or action against any Released Party in any forum or form and that he/she knows of no facts which may lead to any Claim, complaint or action being filed against any Released Party in any forum by the undersigned or by any agency, group, or class persons. The undersigned further affirms that he/she has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he/she may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him/her from the Company and its subsidiaries, except as specifically provided in this Separation Agreement and Release. The undersigned furthermore affirms that he/she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the FMLA. If any agency or court assumes jurisdiction of any such Claim, complaint or action against any Released Party on behalf of the undersigned, the undersigned will request such agency or court to withdraw the matter.

The undersigned further declares and represents that he/she has carefully read and fully understands the terms of this Separation Agreement and Release and that he/she has been advised and had the opportunity to seek the advice and assistance of counsel with regard to this Separation Agreement and Release, that he/she may take up to and including 21 days from receipt of this Separation Agreement and Release, to consider whether to sign this Separation Agreement and Release, that he/she may revoke this Separation Agreement and Release within seven calendar days after signing it by delivering to the Company written notification of revocation, and that he/she knowingly and voluntarily, of his/her own free will, without any duress, being fully informed and after due deliberate action, accepts the terms of and signs the same as his own free act.
II. Protected Rights. The Company and the undersigned agree that nothing in this Separation Agreement and Release is intended to or shall be construed to affect, limit or otherwise interfere with any non-waivable right of the undersigned under any Federal, state or local law, including the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or to exercise any other right that cannot be waived under applicable law. The undersigned is releasing, however, his/her right to any monetary recovery or relief should the EEOC or any other agency pursue Claims on his/her behalf. Further, should the EEOC or any other agency obtain monetary relief on his/her behalf, the undersigned assigns to the Company all rights to such relief.
III. Equitable Remedies. The undersigned acknowledges that a violation by the undersigned of any of the covenants contained in this Agreement would cause irreparable damage to the Company and its subsidiaries in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, the undersigned agrees that, notwithstanding any provision of this Separation Agreement and Release to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Agreement in addition to any other legal or equitable remedies it may have.
IV. Return of Property. The undersigned shall return to the Company on or before [10 DAYS AFTER TERMINATION DATE], all property of the Company in the undersigned’s possession or subject to the undersigned’s control, including without limitation any laptop computers, keys, credit cards, cellular telephones and files. The undersigned shall not alter any of the Company’s records or computer files in any way after [TERMINATION DATE].
V. Severability. If any term or provision of this Separation Agreement and Release is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Separation Agreement and Release shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Separation Agreement and Release is not affected in any manner materially adverse to any party.
VI. GOVERNING LAW. THIS SEPARATION AGREEMENT AND RELEASE SHALL BE DEEMED TO BE MADE IN THE STATE OF DELAWARE, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORM-ANCE OF THIS

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AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.
Effective on the eighth calendar day following the date set forth below.

FIRST SOLAR, INC.,

By SAMPLE Name:
Title:

EMPLOYEE,

SAMPLE [NAME]
Date
Signed:

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